Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Steve Quinlan, Chief Financial Officer

                      517.372.9200, squinlan@neogen.com

Neogen Announces Second Quarter Results

Food and Animal Safety segments record fourth consecutive quarter of double-digit organic sales growth

Results demonstrate continued momentum ahead of planned combination with 3M’s Food Safety Division

LANSING, Mich., December 21, 2021 — Neogen Corporation (NASDAQ: NEOG) announced today the results of the second quarter of its 2022 fiscal year, which ended November 30. Revenues were $130,517,000, a 13% increase compared to the previous year’s second quarter revenues of $115,000,000. The company’s Food Safety and Animal Safety segments each recorded double-digit increases in organic sales in the second quarter, representing the fourth straight quarter of double-digit organic growth for each segment.

This quarter marked the 118th of the past 124 quarters that Neogen has reported revenue increases compared to the same period in the prior year.

“Our second quarter and the past few weeks, in particular, have been an exciting time for Neogen as we enhance our leadership position in the industry and usher in a new era in food security,” said John Adent, Neogen’s President and Chief Executive Officer. “Not only have we seen the business continue to rebound from the impacts of the COVID-19 pandemic, but our team has also completed a number of transactions that will help to expand, strengthen and diversify our product and geographic portfolio; just last week we announced an agreement to combine 3M’s Food Safety business with our existing operations, a transformative transaction that will nearly double the size of our business and significantly enhance our financial profile when it closes next year. I am also looking forward to seeing the results of our recent acquisitions as the fiscal year continues and we capitalize on tailwinds and global growth trends in sustainability, food safety and supply chain integrity.”

Financial and Business Highlights

Net income for the second quarter was $10,828,000, or $0.10 per share, compared to $15,885,000, or $0.15 per share, in the previous year’s second quarter. Current year-to-date net income was $27,905,000, or $0.26 per share, compared to $31,745,000, or $0.30 per share, for the same period a year ago. For each comparative period, earnings per share amounts have been adjusted to reflect the company’s 2-for-1 stock split on June 4 of this year.

Net income for both the second quarter and year-to-date period was adversely impacted by significant fees in connection with the recently announced plan to combine 3M’s Food Safety business with Neogen’s existing operations. The company incurred $9.3 million in the second quarter for professional fees tied to due diligence, consulting and legal services related to the 3M deal. These fees contributed to an overall increase of 42% in operating expenses compared to the prior year’s second quarter.

Gross margins were 46.4% of sales in the second quarter of the fiscal year, compared to 46.3% recorded in the same period a year ago, as a favorable product mix toward higher margin Food Safety products was offset by higher raw material and freight costs, due to ongoing supply chain issues. Excluding the deal costs previously mentioned, operating expenses rose by 14% during the second quarter, primarily due to increased compensation costs, the result of additional headcount and improved performance, higher travel, customer facing activities, shipping and amortization expense from recent acquisitions.

“This was a strong quarter for Neogen despite operating costs being significantly impacted by expenses related to our announced deal with 3M,” said Steve Quinlan, Neogen’s Chief Financial Officer. “Excluding these deal costs, operating income for the quarter was $21.8 million, a 13% increase over the prior year, while net income would have been $18.1 million, or $0.17 per share. Looking ahead, we will continue to drive operating performance while concurrently planning to ensure the successful integration of the 3M business with our existing operations. We will incur ongoing legal, consulting and other professional fees during the remainder of the fiscal year as we navigate the sign-to-close period.”

Results by Segment

Food Safety

Revenues for the company’s Food Safety segment were $67,132,000 in the current quarter, an increase of 17% compared to $57,534,000 in the prior year’s second quarter. On an organic basis, the segment’s revenue increased 11%, with the remaining contribution from the company’s December 2020 acquisition of Megazyme, a food quality and nutritional analysis business. A number of Neogen’s recently launched products continued to gain market share during the second quarter, as the Soleris® rapid general microbial testing product line recorded a 22% increase, on strong growth in equipment sales. Sales of the new AccuPoint® Advanced NG handheld sanitation monitoring system drove a reader sales increase of 19%, and the company’s innovative Listeria Right Now™ 60-minute test system recorded an increase of 35% over the prior year.

Additional growth in this segment was from the company’s diagnostics portfolio, with increases across the culture media (11%), natural toxins (10%), allergens (6%) and general sanitation (8%) product lines. Partially offsetting this growth was a 39% decline in sales of drug residue test kits, as competitive pressure in Europe negatively impacted the product line.

Animal Safety

Revenues for the company’s Animal Safety segment were $63,385,000 in the second quarter of the fiscal year, an increase of 10%, compared to $57,466,000 in the previous year; organic growth was also 10%. The growth was driven by a 30% increase in sales of veterinary instruments, including needles and syringes, resulting in large part from recently won private label business. Animal care products increased by 18% as the equine and companion animal markets returned to pre-pandemic demand levels and the ThyroKare™ supplement line, which relaunched in February 2021, continued to regain market share. The company has also begun to integrate CAPInnoVet, a companion animal health company specializing in parasiticides acquired in September 2021, into the business.

Biosecurity products sold through the Animal Safety segment were driven by a 46% increase in insect control products, led by the StandGuard® product line, acquired in July 2020, as it continued to gain market share. This growth was offset by a 14% decline in rodent control products, which were negatively impacted by supply constraints and a non-outbreak year. Cleaners and disinfectants also declined 2%, as the prior year’s second-quarter results included a large non-recurring order.

Neogen’s worldwide genomics business recorded an increase of 8% in the second quarter of the fiscal year, compared to the prior year’s second quarter. The company saw growth across beef and dairy cattle, sheep and poultry markets, partially offset by lower sales of services into the companion animal market, the result of difficult comparisons due to strong growth in the prior year’s second quarter.

International Highlights

International revenues rose by 20% for the quarter; organic growth was 14%. Revenues at Neogen’s U.K. operations increased by 16% (11% in British pounds), driven by sales of the company’s One Broth, One Plate culture media solution to commercial labs in the U.K. and increased sales of cleaners and disinfectants to Asia. In China, revenues increased by 28% (22% in Chinese yuan), driven by new sales of Megazyme products into that market and continued strength in genomic services.

Revenues at Neogen’s Brazilian operations decreased by 5% (6% in Brazilian real) over the second quarter last year, as drought conditions significantly reduced the corn crop size at harvest and cleaner crops reduced demand for aflatoxin test kits.

Sales in the Latin American region rose 13% (10% in Mexican pesos) with new business in natural toxin test kits, environmental sanitation, culture media and biosecurity products. Revenues at Neogen’s Australasia operations increased by 29% (27% in Australian dollars), driven by growth of genomic services in the beef and sheep markets and increases in sales of diagnostic products.

About Neogen

Neogen Corporation develops and markets comprehensive solutions dedicated to food and animal safety. The company’s Food Safety segment markets dehydrated culture media and diagnostic test kits to detect foodborne bacteria, natural toxins, food allergens, drug residues, plant diseases, and sanitation concerns. Neogen’s Animal Safety segment is a leader in the development of genomic solutions along with the manufacturing and distribution of a variety of animal healthcare products, including diagnostics, pharmaceuticals, veterinary instruments, wound care, and disinfectants, as well as rodent and insect control solutions.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s most recently filed Form 10-K.

###

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Nov. 30		6 Months ended Nov. 30
	2021	2020	2021	2020
Revenue
Food Safety	$67,132	$57,534	$129,854	$111,719
Animal Safety	63,385	57,466	128,968	112,606

Total revenue	130,517	115,000	258,822	224,325
Cost of sales	69,923	61,786	138,220	120,809

Gross margin	60,594	53,214	120,602	103,516
Operating expenses
Sales & marketing	21,188	17,729	41,743	34,245
Administrative	22,605	12,184	35,988	23,197
Research & development	4,332	4,056	8,657	7,934

Total operating expenses	48,125	33,969	86,388	65,376

Operating income	12,469	19,245	34,214	38,140
Other income	459	90	441	1,005

Income before tax	12,928	19,335	34,655	39,145
Income tax	2,100	3,450	6,750	7,400

Net income	$10,828	$15,885	$27,905	$31,745
Net income per diluted share	$0.10	$0.15	$0.26	$0.30
Other information:
Shares to calculate per share	108,122	106,808	108,099	106,600
Depreciation & amortization	$5,829	$4,803	$11,511	$9,523
Interest income	224	555	427	1,277
Gross margin (% of sales)	46.4%	46.3%	46.6%	46.1%
Operating income (% of sales)	9.6%	16.7%	13.2%	17.0%
Revenue increase vs. FY 2021	13.5%		15.4%
Net income vs. FY 2021	-31.8%		-12.1%

NEOGEN CORPORATION UNAUDITED SUMMARIZED

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Nov. 30	May 31
	2021	2021
Assets
Current assets
Cash & investments	$389,249	$381,087
Accounts receivable	92,498	91,823
Inventory	107,086	100,701
Other current assets	21,117	17,840

Total current assets	609,950	591,451
Property & equipment, net	100,863	100,453
Goodwill & other assets	255,867	228,288

Total assets	$966,680	$920,192
Liabilities & Equity
Current liabilities	$61,419	$53,599
Non-current liabilities	39,785	26,216
Equity: Shares outstanding 107,768 at Nov. 30, & 107,468 at May 31	865,476	840,377

Total liabilities & equity	$966,680	$920,192